Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES QUARTERLY DIVIDEND

Manitowoc, WI, February 22, 2019 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on February 19, 2019 its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on March 22, to shareholders of record as of March 8, 2019.

“We plan on actively managing our credit and wholesale funding exposure in 2019,” stated Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.  “We need to prudently control capital; and with the active management of our balance sheet and lower earnings expected in 2019, we are lowering the dividend per share in comparison to 2018.”

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com